                                                                      EXHIBIT 11

                      BROWN & SHARPE MANUFACTURING COMPANY

               STATEMENT REGARDING COMPUTATION OF PER SHARE DATA*
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   YEARS ENDED                  QUARTERS ENDED
                         ----------------------------------  ---------------------
                          DEC. 28,    DEC. 26,    DEC. 25,    MAR. 27,   APR. 2,
                            1991        1992        1993        1993       1994
                         ----------  ----------  ----------  ---------- ----------
Computation of income
 (loss):
  Net income (loss) used
   for computation of
   primary earnings
   (loss) per share..... $   (4,081) $   (7,984) $   (2,416) $    1,228 $   (2,874)
  Add: interest, net of
   taxes, assuming
   conversion of
   debentures...........      1,658       1,631       1,240         295        226
                         ----------  ----------  ----------  ---------- ----------
Net income (loss) used
 for computation of
 fully diluted earnings
 income (loss) per
 share.................. $   (2,422) $   (6,353) $   (1,176) $    1,523 $   (2,648)
                         ==========  ==========  ==========  ========== ==========
Computation of shares:
  Weighted average
   number of common
   shares outstanding
   during the year......  4,639,594   4,898,536   4,969,453   4,964,368  5,037,507
  Dilutive stock
   options..............        --          --          --          --         --
                         ----------  ----------  ----------  ---------- ----------
  Weighted average
   number of common
   shares outstanding
   used in computation
   of primary earnings
   (loss) per share.....  4,639,594   4,898,536   4,969,453   4,964,368  5,037,507
  Assumed conversion of
   9 1/4% convertible
   debentures...........    680,000     647,619     609,523     647,619    609,523
                         ----------  ----------  ----------  ---------- ----------
  Weighted average
   number of common
   shares used in
   computation of fully
   diluted earnings
   (loss) per share.....  5,319,594   5,546,155   5,578,976   5,611,987  5,647,030
                         ==========  ==========  ==========  ========== ==========
Per common share:
  Primary earnings
   income (loss)         $    (0.87) $    (1.63) $    (0.49) $     0.25     $(0.57)
  Fully diluted earnings
   income (loss)*....... $    (0.46) $    (1.15) $    (0.21) $     0.27 $    (0.47)
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* Computed in accordance with item 601(11) of Regulation S-K.